EXHIBIT 11

                          GRACO INC. AND SUBSIDIARIES
                  COMPUTATION OF NET EARNINGS PER COMMON SHARE

                                  (Unaudited)

                                            Thirteen Weeks Ended             Twenty-six Weeks Ended
                                        -----------------------------     -----------------------------
                                        June 28, 2002   June 29, 2001     June 28, 2002   June 29, 2001
                                        -------------   -------------     -------------   -------------
                                                   (in thousands except per share amounts)

Net earnings applicable to common
     shareholders for basic and
     diluted earnings per share               $21,516         $18,248           $37,062         $31,368

Weighted average shares outstanding
     for basic earnings per share              47,563          46,280            47,261          46,061

Dilutive effect of stock options
     computed using the treasury
     stock method and the average
     market price                                 811             888               866             870

Weighted average shares outstanding
    for diluted earnings per share             48,374          47,168            48,127          46,931

Basic earnings per share                      $  0.45         $  0.39           $  0.78         $  0.68

Diluted earnings per share                    $  0.44         $  0.39           $  0.77         $  0.67


All share and per share amounts reflect the three-for-two stock split on June 6, 2002.